EXHIBIT III

FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010
INTRODUCTION TO THE FINANCIAL STATEMENTS
     The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements or IFRS may lack of specific requirements or guidance that is available for U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.
The financial statements of the Bank for the fiscal years 2008, 2009 and 2010 have been audited by KPMG Oy Ab and KPMG, Statsautoriseret Revisionspartnerselskab as indicated in their reports included in the Bank’s previous Form 18-K filings for the fiscal years ended December 31, 2008 and December 31, 2009 and incorporated by reference into the Bank’s Registration Statement under Schedule B of the Securities Act (No. 333-142934) and elsewhere herein, respectively.
     The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant — Governance”.
     Based on a tender process, the Control Committee appointed as independent joint auditors for NIB for the fiscal years 2008, 2009 and 2010, Authorized Public Accountant Sixten Nyman, representing the accounting firm KPMG Oy Ab, Finland and State Authorized Public Accountant Per Gunslev, representing KPMG, Statsautoriseret Revisionspartnerselskab, Denmark, which appointment has been renewed for the fiscal year 2011.

NORDIC INVESTMENT BANK
COMPREHENSIVE INCOME INFORMATION
JANUARY 1 — DECEMBER 31,
(in thousands of EURO)

	2008	2009	2010
	EURO	EURO	EURO
Interest income	979,236	603,038	429,649
Interest expense	-766,845	-384,040	-195,999

NET INTEREST INCOME(1)(2)(22)	212,391	218,998	233,650

Commission income and fees received(3)	9,567	8,909	12,070
Commission expense and fees paid	-2,310	-2,843	-2,423
Net profit /loss on financial operations(4)	-386,923	177,754	39,317
Foreign exchange gains and losses	-142	-733	2,822

OPERATING INCOME	-167,417	402,085	285,436

EXPENSES
General administrative expenses(5)(22)	30,346	30,601	31,381
Depreciation(9)(10)	4,360	5,074	4,735
Impairment of loans(6)(8)	79,150	42,511	38,489

TOTAL EXPENSES	113,856	78,186	74,604

PROFIT/LOSS FOR THE YEAR	-281,273	323,900	210,832

Value adjustments on the available-for-sale portfolio	-734	-3,533	514

TOTAL COMPREHENSIVE INCOME	-282,007	320,367	211,346
(1)-(6), (8)-(10) and (22) above refer to the corresponding Notes to the Financial Statements included in Exhibit IV to this Annual Report on Form 18-K.